Exhibit 11
                  THE TURNER CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                  (in thousands, except per share amounts)

                                                              	(unaudited)
                                                           	Six Months Ended
                                                                June 30,
                                                         	1997	        	1996
PRIMARY
Weighted average common shares outstanding	              5,267         5,234
Common stock equivalents (assuming the use of the
 proceeds from their exercise or issuance to acquire
 treasury stock using the average quarterly market
 price) granted under employee stock option and stock
 purchase plans	                                           176         		77
Weighted average common and common equivalent shares
 outstanding	                                            5,443        5,311
Net income (loss) available to common stockholders
 - primary	                                             $1,943      ($1,353)

Primary earnings (loss) per common share                	$0.36     		($0.25)
FULLY DILUTED
Weighted average shares outstanding used in the
 computation of primary earnings per share               5,267        5,234
Common stock equivalents (assuming the use of the
 proceeds from their exercise or issuance to
 acquire treasury stock using	the closing market
 price) granted under employee stock option	and
 stock purchase plans                                      241        		131
Conversion of Series D convertible preferred
 stock to common stock	                                    600       		   -
Conversion of  Series B convertible preferred stock
 to common stock	                                          847       		848
Weighted average common and common equivalent shares
 outstanding	                                            6,955       6,213

Net income (loss) available to common stockholders
 less Series B	preferred dividend differential,
 net of tax                                             $1,943      ($1,353)
Interest expense on Series D convertible debenture,
 net of tax                                               148            -
Net income (loss) available to common stockholders
 - fully diluted	                                       $2,091      ($1,353)

Fully diluted earnings (loss) per common share          	$0.30      		(0.22)